Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Reports Fourth Quarter and Year End 2008 Results

o	Fourth quarter revenue increased to $84.3 million, up 6% compared to fourth quarter 2007

o	2008 revenue grew to $382.7 million, increasing 44% compared to 2007

o	2008 earnings per share reached $1.48, compared to $0.38 in 2007

SANTA ANA, Calif., March 5, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its fourth quarter and year ended December 31, 2008.

Corporate Highlights

Achieved record revenues and profitability – Full Year 2008 compared to 2007:

o	Revenue increased to $382.7 million, up 44.2% from $265.3 million.

o	Gross profit reached $108.6 million, or 28.4% of revenue, compared to $64.1 million, or 24.2% of revenue.

o	Operating income grew to $46.1 million, or 12.0% of revenues, compared to $19.3 million, or 7.3% of revenues.

o	Net income was $23.3 million, which included a $3.9 million non-cash goodwill impairment charge, an increase from $5.9 million.

o	Earnings per share were $1.48 per diluted share, up from $0.38 per diluted share.

Accomplished goals to broaden its capabilities, expand operations and optimize production:

o	Launched U.S. Automotive Alternative Fuels Division in February 2009.

o	Acquired Distribuidora Shopping S.A. (DS) in Buenos Aires in January 2009, reinforcing the natural gas vehicle product line, diversifying global manufacturing capacity and expanding the distribution footprint.

o	Increased capacity to meet demand to approximately 800,000 conversions annually.

o	Expanded delayed original equipment manufacturing (DOEM) conversion capacity to more than 100,000 vehicles, up from 17,000 at the beginning of the year.

o	Invested in the company’s next generation of fuel injection industrial fuel systems to be fitted on engines certified to comply with the new 2010 emissions standards.

Eliminated certain intercompany debt obligations and solidified liquidity position:

o	Repaid $10.8 million in principal and unpaid interest to retire intercompany MTM loan.

o	Secured access to liquidity through the establishment of two credit facilities; IMPCO U.S. credit line for $13.0 million and MTM Italy credit line for €15.0 million, or approximately $20.0 million.

“2008 was a transformational year,” said Mariano Costamagna, Fuel System Solutions’ CEO. “We achieved critical mass and demonstrated the strength of our business model. Fuel Systems Solutions posted record revenues and, more notably in the current economic context, record profitability. Our earnings capacity and our ability to deliver our engineering and manufacturing capabilities across a variety of end-user markets distinguish Fuel Systems in the alternative energy sector.”

Fourth Quarter Financial Results

Revenue for the 2008 fourth quarter was $84.3 million, up 5.7% from revenue of $79.7 million in the fourth quarter of 2007. The increase in revenues was primarily due to strong performance in the transportation business. Gross profit for the 2008 fourth quarter reached $21.9 million and represented 26.0% of revenue, compared to $20.2 million, or 25.3% of revenue, in the fourth quarter of 2007, reflecting the change in the product mix. Cost of sales for the 2008 fourth quarter reflects a $2.1 million increase in the provision for excess and obsolete inventory. Net income for the fourth quarter of 2008 was $641,000, compared to $4.8 million for the fourth quarter of 2007. Net income for the fourth quarter of 2008 included a $1.1 million increase in the provision for the loan receivable from the company’s unconsolidated WMTM joint venture, a $1.0 million in foreign currency exchange loss, a $900,000 increase in provision for accounts receivable, and $800,000 in costs related to the acquisition of DS. Earnings per share for the fourth quarter of 2008 were $0.04 per diluted share, compared to $0.31 per diluted share in the fourth quarter of 2007.

Full Year 2008 Financial Results

For the year ended December 31, 2008, total revenues were $382.7 million, compared to $265.3 million for 2007. Net income for the year was $23.3 million, which included the aforementioned $5.9 million of provisions and expenses recorded in the fourth quarter, and $3.9 million non-cash goodwill impairment charge recorded in the second quarter, compared to $5.9 million in 2007. 2008 earnings per share were $1.48 per diluted share, compared to $0.38 per diluted share in 2007.

Company Outlook

“We are proud of our 2008 success and excited about our 2009 plans,” said Matthew Beale, President of Fuel Systems Solutions. “In 2009, our management team believes that Fuel Systems Solutions will reach a variety of milestones as we continue to invest in our infrastructure to capitalize on highly favorable medium-term market drivers and execute our growth strategy. In 2009, we intend to: Launch new technology solutions that maintain our position at the leading edge of regulatory change; Evaluate strategic acquisition opportunities; and Leverage our greater capacity.

Growth often lags the investments which drive it, so we expect near-term profitability to be impacted by the initiatives we are implementing and the global economic slowdown. As much as our 2008 results validate our investments made in prior years, we expect our 2009 projects to contribute to sustaining our growth trajectory in future periods.”

Based on the current market outlook, the company expects 2009 revenue to be between $330.0 million and $360.0 million. The revenue guidance assumes a stronger U.S. Dollar that is estimated to negatively impact 2009 annual revenue by approximately 12.0%. During 2008, the average U.S. Dollar to Euro exchange rate was approximately 1.50, while the exchange rate assumption used in the 2009 revenue estimates is 1.30. Management expects the gross and operating margins to be impacted from the planned investment in the business. As such, the company is targeting 2009 gross margin between 25.0% and 27.0% and 2009 operating margin to be between 10.0% and 12.0%.

“We remain excited about our business and believe we are optimally positioned as a leader in our market verticals,” said Beale. “In 2008, we demonstrated Fuel Systems Solutions’ ability to grow and profitably deliver alternative fuel solutions to our customers. We look forward to the continued implementation and execution of our growth strategy in 2009.”

Conference Call

The company will host a conference call on March 6 at 10:00 a.m. Pacific Time / 1:00 p.m. Eastern Time to discuss its fourth quarter 2008 financial results. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 85950335. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on March 20 by dialing 800-642-1687 or 706-645-9291 and entering pass code 85950335#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains forward-looking statements under the heading “Company Outlook” that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's intention to launch new technology solutions, evaluate strategic acquisition opportunities and leverage its greater capacity and the Company’s ability to achieve 2009 revenue between $330 million and $360 million with gross profit margin between 25 percent and 27 percent and operating margin between 10 percent and 12 percent. Such statements are only predictions, and the Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the Company's products, that a global economic downturn may reduce customers' demand for our products, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2007 and for the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS), a U.S.-based company, through its U.S. and foreign subsidiaries, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The Company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe and North America. BRC, through its subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe, Australia and South America. Additional information is available at www.fuelsystemssolutions.com.

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,

	2008	2007	2008	2007

Revenue	$84,274	$79,711	$382,697	$265,331
Cost of revenue	62,399	59,550	274,060	201,200

Gross profit	21,875	20,161	108,637	64,131
Operating expenses:
Research and development expense	2,833	1,852	11,069	7,946
Selling, general and administrative
expense	14,638	9,208	47,198	36,657
Amortization of intangible assets	82	81	364	249
Goodwill impairment loss	—	—	3,907	—

Total operating expenses	17,553	11,141	62,538	44,852

Operating income	4,322	9,020	46,099	19,279
Other expense, net	(1,071)	(285)	(1,865)	(1,848)
Interest expense, net	(71)	(268)	(514)	(963)

Income before income taxes, equity share in
income of unconsolidated affiliates and
extraordinary gain	3,180	8,467	43,720	16,468
Equity share in income of unconsolidated
affiliates	435	32	454	416
Income tax expense	(2,974)	(3,305)	(20,161)	(9,159)

Income before minority interests and
extraordinary gain	641	5,194	24,013	7,725
Minority interests in income of consolidated
subsidiaries	—	(365)	(914)	(1,842)

Income before extraordinary gain	641	4,829	23,099	5,883
Extraordinary gain	—	—	243	—

Net income	$641	$4,829	$23,342	$5,883

Basic earnings per share:
Income before extraordinary gain	$0.04	$0.31	$1.47	$0.38

Extraordinary gain	$—	$—	$0.02	$—

Net Income	$0.04	$0.31	$1.49	$0.38

Diluted earnings per share:
Income before extraordinary gain	$0.04	$0.31	$1.46	$0.38

Extraordinary gain	$—	$—	$0.02	$—

Net Income	$0.04	$0.31	$1.48	$0.38

Number of shares used in per share
calculation:
Basic	15,746	15,491	15,649	15,410

Diluted	15,835	15,661	15,789	15,614

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$ 26,477	$ 26,797
Accounts receivable less allowance for doubtful accounts of $3,293 and $2,399 at
December 31, 2008 and 2007, respectively	70,009	51,876
Inventories:
Raw materials and parts	38,110	33,890
Work-in-process	1,700	2,247
Finished goods	51,068	31,197
Inventory on consignment with unconsolidated affiliates	1,732	2,991

Total inventories	92,610	70,325
Deferred tax assets	5,734	2,248
Other current assets	5,749	3,820
Related party receivables	69	44

Total current assets	200,648	155,110

Equipment and leasehold improvements:
Dies, molds and patterns	3,889	5,725
Machinery and equipment	25,996	25,049
Office furnishings and equipment	11,198	8,601
Automobiles and trucks	2,235	2,047
Leasehold improvements	8,098	4,769

	51,416	46,191
Less accumulated depreciation and amortization	23,744	21,151

Net equipment and leasehold improvements	27,672	25,040

Goodwill	41,295	46,486
Deferred tax assets, net	174	184
Intangible assets, net	10,021	13,059
Investment in unconsolidated affiliates	3,334	2,310
Non-current related party receivable	—	3,450
Other assets	4,183	1,731

Total Assets	$ 287,327	$ 247,370

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 65,224	$ 49,402
Accrued expenses	34,212	19,666
Current revolving lines of credit	2,413	3,307
Current portion of term loans and other loans	4,470	4,791
Current portion of capital leases	192	428
Deferred tax liabilities	112	117
Related party payables	11,263	6,833

Total current liabilities	117,886	84,544
Term loans	4,689	9,449
Capital leases	238	431
Other liabilities	6,256	5,860
Minority interest	2	6,601
Deferred tax liabilities	4,301	5,432

Total liabilities	133,372	112,317

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and
outstanding at December 31, 2008 and 2007, respectively	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 15,801,745 issued and 15,749,783 outstanding at December 31, 2008; and 15,512,798 issued and
15,499,115 outstanding at December 31, 2007	16	15
Additional paid-in capital	220,270	216,483
Shares held in treasury, 51,962 shares at December 31, 2008 and 13,683 shares at
December 31, 2007	(1,399)	(432)
Accumulated deficit	(79,354)	(102,696)
Accumulated other comprehensive income	14,422	21,683

Total stockholders’ equity	153,955	135,053

Total Liabilities and Stockholders’ Equity	$ 287,327	$ 247,370

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,

Cash flows from operating activities:	2008	2007

Net income	$23,342 $	5,883
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles arising from acquistions	2,784	2,259
Depreciation and other amortization	6,502	4,961
Provision for doubtful accounts	1,268	(124)
Provision for inventory reserve	5,366	625
Goodwill impairment loss	3,907	—
Minority interests in income of consolidated affiliates	914	1,842
Extraordinary gain	(243)	—
Provision for loan to unconsolidated affiliate	1,650	583
Equity share in income of unconsolidated affiliates	(454)	(416)
Compensation expense related to stock option and restricted stock grants	419	436
Unrealized loss on foreign exchange transactions	396	1,923
Loss on disposal of assets	341	29
Dividends from unconsolidated affiliates	228	—
Changes in assets and liabilities
Increase in deferred income taxes	(4,475)	(2,219)
Increase in accounts receivable	(21,906)	(2,906)
Increase in inventories	(29,841)	(3,747)
(Increase) decrease in other current assets	(2,290)	170
(Increase) decrease in other assets	(441)	439
Increase in accounts payable	17,371	16,047
(Decrease) increase in accrued expenses	16,300	(2,431)
(Decrease) increase in long-term liabilities	618	(1,166)
Payables to related party – net	4,625	4,380

Net cash provided by operating activities	26,381	26,568

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(10,675)	(5,974)
Payments for purchase of Zavoli, net of cash acquired of $399	—	(8,136)
Down payment for purchase of Distribuidora Shopping and Tomasetto Achille	(2,000)	—
Purchases of minority interest in consolidated subsidiaries	(6,311)	—
Purchase of intangible assets	(193)	—
Proceed from sale of assets	129	16

Net cash used in investing activities	(19,050)	(14,094)

Cash flows from financing activities:
Decrease in revolving lines of credit, net	(847)	(5,944)
Payments on term and other loans	(4,567)	(2,815)
Proceeds from term loans	—	6,738
Payments of capital lease obligations	(505)	(415)
(Purchase of)/proceeds from the sale of common shares held in trust, net	(100)	91
Dividend paid to minority interests in consolidated subsidiaries	(900)	(822)
Proceeds from exercise of stock options and warrants	2,403	3,683

Net cash (used in) provided by financing activities	(4,516)	516

	Year Ended
	December 31,

Cash flows from operating activities:	2008	2007

Effect of exchange rate changes on cash	(3,135)	2,261
Net increase (decrease) in cash and cash equivalents	(320)	15,251
Cash and cash equivalents at beginning of period	26,797	11,546

Cash and cash equivalents at end of period	$26,477	$26,797

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Acquisition of equipment under capital lease	$80	$216
Issuance of 5,321 shares and 4,980 shares of restricted stock in 2008 and 2007,
respectively	$99	$89